NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF THE STANDARD REGISTER COMPANY
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
PROPOSALS
VOTING SECURITIES AND PRINCIPAL HOLDERS
EXECUTIVE COMPENSATION SUMMARY COMPENSATION TABLE
Option Grants During 2000
Aggregated Option Exercises in 2000 And Year-End Option Values
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT
PERFORMANCE GRAPH
OTHER MATTERS
AUDIT COMMITTEE CHARTER

SCHEDULE 14A

(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement Definitive Additional Materials
Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

THE STANDARD REGISTER COMPANY

(Name of Registrant as Specified in its Charter)

XXXXXXXXXXXXXXXX

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

  Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:

P.O. Box 1167  •  Dayton, OH 45401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF THE STANDARD REGISTER COMPANY

To All Shareholders:

     The annual meeting of shareholders of The Standard Register Company, an Ohio corporation, will be held at our corporate headquarters located at 600 Albany Street, Dayton, Ohio 45408, on Wednesday, April 18, 2001, at 11:00 a.m. eastern daylight savings time, for the following purposes:

(1)	To fix the number of directors to be elected at eight;

(2)	To elect eight directors;

(3)	To appoint Battelle & Battelle LLP, Certified Public Accountants, as Standard Register’s independent auditors for the year 2001;

(4)	To transact such other business as may properly come before the annual meeting.

     The board of directors has fixed the close of business on February 23, 2001, as the record date for determining the shareholders of Standard Register entitled to vote at the annual meeting.

     A copy of Standard Register’s annual report for its fiscal year ended December 31, 2000 is enclosed. Although it is not a part of the official proxy soliciting material, we want each shareholder to have a copy of the annual report. If you have not received a copy of the annual report, please call us at 937.221.1506.

Kathryn A. Lamme
Corporate Vice President-Secretary
& Deputy General Counsel

Dayton, Ohio

March 20, 2001

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT TO US. PLEASE VOTE YOUR SHARES AS DESCRIBED ON YOUR PROXY CARD.

THE STANDARD REGISTER COMPANY

PROXY STATEMENT

FOR

ANNUAL MEETING

OF

SHAREHOLDERS

PRINCIPAL EXECUTIVE OFFICES:

600 Albany Street
Dayton, Ohio 45408
(937) 221-1000

Mailing Date: March 20, 2001

We are mailing this proxy statement along with the notice of annual meeting of shareholders of The Standard Register Company, to all holders of our stock as of February 23, 2001, which is the record date for the annual meeting. We had outstanding, on the record date, 22,936,324 shares of common stock (each share having one vote) and 4,725,000 shares of Class A Stock (each share having five votes). Shareholders as of the close of business on the record date are entitled to receive notice of and to vote at the annual meeting. The annual meeting will be held at our corporate headquarters, 600 Albany Street, Dayton, Ohio 45408, on Wednesday, April 18, 2001, at 11:00 a.m. The proxies are solicited on behalf of our board of directors.

At the annual meeting, the shareholders will: (1) determine the number of directors to be elected; (2) elect a board of directors; (3) select independent auditors; and (4) transact such other business as may properly come before the annual meeting.

VOTING YOUR SHARES

All shareholder votes, properly cast in person or by proxy, and not revoked, will be counted in voting on the proposals at the annual meeting or any adjournment of the annual meeting. Your proxy will be voted in accordance with your instructions. If you do not specify how you wish your shares to be voted, they will be voted as recommended by the board of directors. Your proxy includes the authority to vote shares cumulatively for the election of directors. Cumulative voting is explained in the section dealing with Proposal 2. Your proxy also includes the authority for the persons serving as proxies to use their best judgment to vote on any other matters that may be properly presented at the annual meeting, including, among other things, a motion to adjourn the meeting to a future time.

You may revoke your proxy at any time before its exercise, in two ways: (1) by timely delivery to us of a later-dated proxy, or (2) by notifying us of your revocation of proxy either in writing or in person at the annual meeting. Your presence at the meeting will not, by itself, serve to revoke your proxy.

PROPOSALS

PROPOSAL 1:  Fixing Number of Directors

   The board of directors recommends fixing the number of directors to be elected at eight. The majority of votes cast on this proposal must be in favor of it in order for the proposal to be approved.

   The board of directors recommends that you vote FOR fixing the number of directors to be elected at eight.

PROPOSAL 2:  Election of Directors

   The eight persons named in this section are nominated by the board of directors to be elected as directors and to serve until either the next annual election or until their successors are elected and qualified.

   The board of directors does not expect that any of the nominees will be unavailable for election. However, if any of them is unavailable, the persons voting your proxy will use their best judgment to vote for substitute nominees.

   Cumulative voting is permitted by the laws of Ohio in voting for the election of directors. In the event a shareholder wishes to vote his or her shares cumulatively, the shareholder must give notice in writing to the President, a Vice President or Secretary of Standard Register not less than 48 hours before the time scheduled for the annual meeting. Once any shareholder has given notice of intent to vote cumulatively, then all shareholders present at the annual meeting and the persons voting the proxies shall have full discretion and authority to cumulate the voting power they possess. This means they can give one candidate as many votes as the number of directors to be elected multiplied by the number of votes which the shareholder or proxy is entitled to cast, or to distribute such votes on the same principle among two or more candidates, as they determine in their judgment.

   Nominees receiving the highest number of votes cast for the positions to be filled will be elected.

   The board of directors recommends that you vote FOR each of the following named nominees to serve as directors of Standard Register:

Nominees

   All nominees recommended by the board of directors for election were previously elected as directors. Information concerning each nominee follows:

		Served As
Name	Age	Director Since

Roy W. Begley, Jr.*	45	1994
Since July 1999, Mr. Begley has been a Vice-President and Investment Officer with Key Asset Management, Inc., a wholly owned subsidiary of Key Corp. From September 1995 to July 1999 he was Assistant Vice President and Investment Officer with Key Trust Co. of Ohio, N.A. He was an Investment Executive of Society Investments, Inc. from April 1994 until September 1995. He was an Investment Specialist with Provident Securities and Investments from August 1992 until April 1994, and a Financial Consultant with Shearson-Lehman Brothers prior to August 1992. He is a member of the Compensation and Pension Advisory Committees of the board of directors.

F. David Clarke, III	44	1992
Mr. Clarke has been Chairman of the board of directors of Clarke-Hook Corporation and its Vice President and General Counsel since December 1990. He is Chairman of the Compensation Committee and a member of the Audit and Executive Committees of the board of directors. Mr. Clarke also serves as chairman of the board of directors of SMARTworks.com, Inc., a wholly-owned subsidiary of Standard Register.

Paul H. Granzow	73	1966
Mr. Granzow has been Chairman of the board of directors of Standard Register since January 1984. He is a co-trustee of the John Q. Sherman Trusts. See the section dealing with “Voting Securities and Principal Holders.” He is also Chairman of the Executive Committee of the board of directors.

Graeme G. Keeping	59	1996
Mr. Keeping has been President of NetPaper.com, an Internet service company, since 1999. From 1997 to 1999 he was President of Information Resources Management Associates, a consulting firm. He is a member of the Pension Advisory Committee of the board of directors.

		Served As
Name	Age	Director Since

Dennis L. Rediker	57	1995
Mr. Rediker has been President and Chief Executive Officer of Standard Register since June 2000. From May 1999 to April 2000, he was Chief Executive Officer of the Imerys Pigments and Additives Operating Group. From 1996 until 1999, he was Chief Executive Officer and director of English China Clays, plc. From 1993 until 1996, he was President and CEO of ECC International Inc. From 1989 until 1993, he was President of Mead Coated Board Division of Mead Corporation Worldwide Operations. Mr. Rediker is a member of the Executive Committee, and an ex officio member of the Compensation and Pension Advisory Committees. Mr. Rediker also serves as a director and interim Chief Executive Officer of SMARTworks.com, Inc., a wholly-owned subsidiary of Standard Register.

Ann Scavullo	54	1996
Ms. Scavullo has been a principal in Churchill Investor Services since January 1999. She was formerly an executive at Avon Products, Inc. as Vice President of Strategic Alliances and Joint Ventures from 1995 until 1999, and Vice President of Investor Relations from 1991 until 1995. She was Director of Investor Relations at Avon Products prior to 1991. She is also a director of Skytop Lodge Corporation in Pennsylvania. She is a member of the Compensation and Audit Committees of the board of directors.

John J. Schiff, Jr.	57	1982
Mr. Schiff has been Chairman and Chief Executive Officer of The Cincinnati Insurance Company and Cincinnati Financial Corporation since 1999. From 1998 until 1999, he was Chairman of the board and Chief Operating Officer of The Cincinnati Insurance Company and Cincinnati Financial Corporation. Prior to 1998, he was Chairman of the Board of these companies. He is a director of The Cinergy Corp., Fifth Third Bancorp, The Fifth Third Bank, Cincinnati Bengals, Inc., and John J. and Thomas R. Schiff & Co., Inc., an insurance agency. He is Chairman of the Audit and Pension Advisory Committees of the board of directors.

John Q. Sherman, II*	47	1994
Mr. Sherman has been a manufacturer’s representative for A. Rifkin Company, Wilkes-Barre, Pennsylvania, since 1985. A. Rifkin Company is a manufacturer of specialty security packaging. He is a member of the Compensation and Pension Advisory Committees of the board of directors.

*	Roy W. Begley, Jr. and John Q. Sherman, II are first cousins.

   The board of directors met six times in 2000. All directors attended at least 75% of the meetings of the board of directors and the committees of which they were members during 2000.

Board of Directors Committees

   The Audit Committee held four meetings in 2000. Mr. Schiff is Chairman of the Audit Committee. Ms. Scavullo and Mr. Clarke are the other members. The Audit Committee is responsible for reviewing our corporate accounting, auditing and financial reporting practices. It also recommends the employment of independent auditors and reviews the relationships between Standard Register and its independent auditors.

   The Compensation Committee held five meetings in 2000. Mr. Clarke is Chairman of the Compensation Committee. Messrs. Begley and Sherman, and Ms. Scavullo are the other members. The Compensation Committee designs our executive compensation program and determines executive compensation and incentives each year. The Compensation Committee also administers our:

• Stock Option Plan

• Management Incentive Compensation Plan

• Deferred Compensation Plan.

   The Pension Advisory Committee held two meetings in 2000. Mr. Schiff is Chairman of the Pension Advisory Committee. Messrs. Begley, Keeping and Sherman are the other members. The Pension Advisory Committee formulates and recommends procedures to the board of directors to insure that the duties of the board of directors under the Employee Retirement Income Security Act are satisfied with respect to our employee pension plans.

   The board of directors established an Executive Committee effective January 11, 2001. There was no Executive Committee in 2000. Mr. Granzow is Chairman of the Executive Committee and Messrs. Clarke and Rediker are the other members. The Executive Committee has the authority to act on behalf of the board of directors during the time between meetings, in all matters except for filling vacancies on the board of directors or any of its committees.

   The company does not have a nominating committee. The board of directors, which performs the function of a nominating committee, will consider nominees recommended by any shareholder. If you wish to propose a nominee for director for the 2002 annual meeting, you must submit that recommendation in writing to us by November 20, 2001.

Board of Directors Compensation

   Members of the board of directors who are not Standard Register officers receive an annual fee of $20,000 for serving on the board of directors, and $1,000 for each board of directors meeting attended. They also receive an annual fee of $5,500 for serving on the Audit, Compensation and Pension Advisory Committees, and $1,000 per meeting for serving on the Executive Committee. The chairmen of the Audit, Compensation and Pension Advisory Committees receive an additional annual fee of $3,000. Officer members of the board of directors do not receive any fees for serving as members of the board or as members of any committees of the board of directors.

   We have a supplemental retirement benefit agreement with Paul H. Granzow. This agreement provides that Standard Register will supplement his Stanreco Retirement Plan benefits to ensure that he will receive annual retirement benefits equal to the greater of $150,000 or 50% of the average annual compensation paid to him in the last five years before his employment terminates.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Owners of More than 5% of the Common and Class A Stock of Standard Register

This table gives information regarding all of the persons known by us to own, in their name or beneficially, five percent or more of the outstanding Class A stock and common stock of Standard Register as of December 31, 2000.

Name and				Percent of
Address of				Combined
Beneficial		Number	Percent	Voting
Owners	Class	of Shares	of Class	Power

Paul H. Granzow and James L. Sherman Trustees(1) 50 East Third St. Dayton, Ohio 45402	Class A Common	2,516,856 5,810,508	53.27 25.31	39.49

William P. Sherman(2) 50 East Third St. Dayton, Ohio 45402	Class A Common	359,551 878,187	7.61 3.83	5.74

Mary C. Nushawg(2) 50 East Third St. Dayton, Ohio 45402	Class A Common	359,551 842,996	7.61 3.67	5.67

James L. Sherman(2) 50 East Third St. Dayton, Ohio 45402	Class A Common	359,551 909,795	7.61 3.96	5.81

Robert N. Sherman(2) 50 East Third St. Dayton, Ohio 45402	Class A Common	359,551 878,061	7.61 3.82	5.74

Patricia L. Begley(2) 50 East Third St. Dayton, Ohio 45402	Class A Common	359,550 830,073	7.61 3.62	5.64

The Fifth Third Bank,(3) Trustee Cincinnati, Ohio 45202	Class A Common	1,081,392 2,595,312	22.89 11.31	17.18

The Fifth Third Bank,(4) Trustee Cincinnati, Ohio 45202	Class A Common	1,071,624 2,571,912	22.68 11.20	17.02

(1)	John Q. Sherman, deceased, a founder of Standard Register, set up a trust in his will for the benefit of his family. The current trustees of that trust are Paul H. Granzow and James L. Sherman. The trust holds voting securities, including the shares of Class A and common stock of Standard Register listed in this table, in separate, equal trusts for John Q. Sherman’s five surviving children, and for the heirs of his deceased children. Each child or heir is a life beneficiary of his or her respective trust. The trustees share voting and investment power for the securities in the trusts. The will of John Q. Sherman requires the trustees to give each beneficiary who is a child of John Q. Sherman, upon his or her request, a proxy allowing the beneficiary to vote the shares held in his or her respective trust.

(2)	Each of these individuals is a child of John Q. Sherman, deceased. None of them own in his or her own name more than five percent of the outstanding voting securities of Standard Register; however, each has the right, upon his or her request, to vote the shares of Standard Register stock held in his or her respective trust created under the will of John Q. Sherman, deceased.

(3)	William C. Sherman, deceased, also a founder of Standard Register, set up a trust in his will which provides for the payment of net income for life to Helen Margaret Hook Clarke, his niece. The trustee, The Fifth Third Bank, has the sole voting and investment power for the voting securities in this trust.

(4)	William C. Sherman, during his lifetime, created a trust agreement dated December 29, 1939, which provides for the payment of net income for life to Helen Margaret Hook Clarke and the children of John Q. Sherman. The Fifth Third Bank has the sole voting and investment power for the voting securities in this trust.

Security Ownership of Directors and Executive Officers

Each director and executive officer listed in the Summary Compensation Table and all directors and executive officers as a group own, in their own name or beneficially, Class A stock and common stock of Standard Register on December 31, 2000, as follows:

				Percent of
				Combined
		Number	Percent	Voting
Beneficial Owners	Class	of Shares	of Class	Power

Roy W. Begley, Jr.(1) Director	Common	2,299	.010	.005

Craig J. Brown(2)(3) Sr. Vice President — Administration, Treasurer & CFO	Common	75,077	.323	.160

F. David Clarke, III(4)	Common	7,734	.033
Director	Class A	5,096	.108	.071

Peter A. Dorsman(2) Executive Vice President & Chief Operating Officer	Common	62,552	.269	.134

Paul H. Granzow(2)(5)(6)(7) Director & Chairman of Board	Common	96,019	.414	.205

Graeme G. Keeping Director	Common	1,688	.007	.004

Dennis L. Rediker(2) Director, President & Chief Executive Officer	Common	174,978	.756	.374

Ann Scavullo Director	Common	4,260	.018	.009

John J. Schiff, Jr. Director	Common	42,900	.185	.092

Harry A. Seifert(2) Sr. Vice President — Manufacturing Operations	Common	80,333	.346	.171

John Q. Sherman, II Director	Common	2,111	.009	.005
All current executive officers and	Common	614,093	2.645
directors as a group 18 persons)(2)	Class A	5,096	.108	1.365

(1)	Margaret Begley, the wife of Roy W. Begley, Jr., owns 140 shares of common stock, as to which Mr. Begley disclaims beneficial ownership. Mrs. Begley is also the trustee of 600 shares of common stock for the benefit of their children, Lauren A. Begley and Kathleen A. Begley, as to which Mr. Begley disclaims beneficial ownership.

(2)	Includes the following options to purchase Standard Register common stock exercisable before April 25, 2001: Craig J. Brown — 65,000 shares; Peter A. Dorsman — 57,800 shares; Paul H. Granzow — 49,000 shares; Dennis L. Rediker — no shares; Harry A. Seifert — 34,000 shares, and all executive officers and directors as a group — 262,800 shares.

(3)	Rebecca H. Appenzeller, the wife of Craig J. Brown, owns 10,500 shares of Standard Register common stock. Mr. Brown disclaims beneficial ownership of these shares. Todd J. Brown, a child of Craig J. Brown, owns 50 shares of Standard Register common stock. Mr. Brown also disclaims beneficial ownership of these shares.

(4)	F. David Clarke, III and his wife, Loretta M. Clarke, own as joint tenants 6,776 shares of Standard Register common stock.

(5)	Paul H. Granzow (along with James L. Sherman) is a trustee under the Will of John Q. Sherman. The trustees have the power to vote shares held in the five separate trusts in the event that the beneficiaries of the trusts do not desire to exercise their right to vote the shares. The John Q. Sherman Trusts own 2,516,856 shares of Class A Stock and 5,810,508 shares of common stock which in the aggregate represents 39.49% of the outstanding votes of the company. The trustees share the investment power with respect to Class A and common stock held by the trusts. The beneficiaries of the trusts do not have the investment power with respect to the securities in these trusts.

(6)	Lana T. Granzow, the wife of Paul H. Granzow, owns 489 shares of Standard Register common stock. Mr. Granzow disclaims beneficial ownership of these shares.

(7)	Mr. Granzow holds 49,068 shares of Standard Register common stock in his capacity as Executor of the Estate of Charles F. Sherman, deceased. Mr. Granzow disclaims beneficial ownership of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and holders of 10% or more of our common stock to report certain transactions in the common stock to the Securities and Exchange Commission. Based on our records, we believe all Securities and Exchange Commission filings with respect to directors, executive officers and holders of 10% or more of our common stock have been made in a timely manner.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation Awards

		Annual Compensation		Restricted	Securities
				Stock	Underlying	All Other
		Salary	Bonus	Award	Options	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	(#)	($)(3)

Dennis L. Rediker	2000	376,231	0	2,078,408	16,870	1,881
President & Chief Executive Officer

Peter A. Dorsman	2000	277,583	147,259	0	78,000	787
Executive Vice President	1999	206,000	230,003	0	0	836
& Chief Operating Officer	1998	200,000	276,479	0	55,000	1,000

Craig J. Brown	2000	234,894	90,109	0	50,000	787
Sr. Vice President —	1999	237,833	264,824	0	0	836
Administration, Treasurer	1998	228,600	319,065	0	55,000	1,000
& Chief Financial Officer

Harry A. Seifert	2000	177,444	62,910	0	18,500	787
Senior Vice President —	1999	171,425	108,126	0	0	836
Manufacturing Operations	1998	164,800	134,388	0	17,000	899

Paul H. Granzow	2000	172,910	68,958	0	5,000	787
Chairman of the Board	1999	174,600	194,941	0	0	836
	1998	167,875	234,303	0	20,000	960

(1)	Each year’s amounts include cash and stock incentives earned by the officers in that year but paid in the following year pursuant to the Management Incentive Compensation Plan. For example, the 1999 amounts include cash and stock incentives earned by the officers in 1999 but paid in 2000.

(2)	This is the value of 168,839 shares of Standard Register stock issued to Mr. Rediker pursuant to the “Employment and Change of Control Agreement” between Mr. Rediker and the company. See the Compensation Committee Report section further describing this “Employment and Change of Control Agreement.”

(3)	These amounts are the matching contributions paid by the company to The Standard Register Employees Savings Plan. The Savings Plan has two formulas for determining the percentage match from the company. The original formula provides that for the first 6% of the participant’s compensation deferred into the Savings Plan, the company will match ten cents on the dollar. All executives listed on the Summary Compensation Table, with the exception of Mr. Rediker, are covered by the original formula. Mr. Rediker is covered by the second formula which is applicable to all employees joining the company after January 1, 2000. The second formula matches fifty cents on the dollar. Employee compensation deferrals to the Savings Plan are fully vested. The matching contribution vests after five years of service with Standard Register.

Named Executive Officers

   This section provides information concerning each of the executive officers named in the Summary Compensation Table with the exception of Messrs. Granzow and Rediker, who are nominees for director. Similar information regarding Messrs. Granzow and Rediker may be found in the section dealing with Proposal 2.

		Served As
Name	Age	Officer Since

Craig J. Brown	51	1987
Mr. Brown has been Senior Vice President — Administration, Treasurer and Chief Financial Officer since March 1995. From January 1993 until March 1995, he was Vice President — Finance, Treasurer and Chief Financial Officer. Prior to January 1993, he served Standard Register in various executive and financial positions.

Peter A. Dorsman	45	1996
Mr. Dorsman has been Executive Vice President and Chief Operating Officer since February 11, 2000. From July 1, 1999 to February 11, 2000, he was Senior Vice President and General Manager — Manufacturing Operations. He was Senior Vice President and General Manager — Document Management & Systems Division from January 1, 1998 to July 1, 1999. From January 1996 until January 1998, Mr. Dorsman was the Senior Vice President and General Manager — Document Systems Division. From October 1977 until January 1996, Mr. Dorsman served in a number of senior marketing, strategic planning and sales management positions with NCR Corporation.

Harry A. Seifert	63	1987
Mr. Seifert has been Senior Vice President — Manufacturing Operations since February 1, 2000. From April 1999 to February 2000, he was Corporate Vice President — Rotary Group & International Operations. He was Corporate Vice President — Rotary Group from April 1998 to April 1999. From March 1996 to April 1999, he was Vice President — Manufacturing — Document Management Division. Prior to 1996 he served Standard Register in various executive positions.

Retirement Plans

   The Stanreco Retirement Plan provides retirement benefits based on the average compensation for the highest five years of total plan participation. Prior to January 1, 2000, this Plan was funded in part by contributions from participants. After January 1, 2000, the Plan is funded entirely by company contributions and investments earnings.

   We have a Non-Qualified Retirement Plan which supplements the Stanreco Retirement Plan. It provides retirement benefits that would have been payable from the Stanreco Retirement Plan but for the limits imposed by the Tax Reform Act of 1986. Standard Register does not currently fund or contribute to the Non-Qualified Retirement Plan but does accrue for projected benefit expense annually. We also have an Officers’ Supplemental Non-Qualified Plan which pays retirement benefits in addition to the Stanreco Retirement Plan and Non-Qualified Retirement Plan based on the number of years of credited service as an officer in excess of five years.

Retirement Plan Tables 1, 2 and 3

   Table 1 shows the estimated annual retirement benefits payable from the Stanreco Retirement Plan and the Non-Qualified Retirement Plan to our employees for specified compensation levels and years of service. Part of the estimated annual benefits include the return of and earnings on contributions made by employees. Table 2 shows the estimated annual retirement benefits payable from the Officers’ Supplemental Non-Qualified Plan to officers based on compensation and years of officer service (in excess of five years). An officer’s annual retirement benefit will be (i) the sum of the benefits from Tables 1 and 2, or (ii) 50% of the average of the highest five years of compensation, whichever is less.

TABLE 1

Average of Five	Years of Credited Service
Highest Years of
Compensation	1	5	10	15	20	25	30	35

$200,000	$2,600	$13,000	$26,000	$39,000	$52,000	$65,000	$78,000	$91,000
300,000	3,900	19,500	39,000	58,500	78,000	97,500	117,000	136,000
400,000	5,200	26,000	52,000	78,000	104,000	130,000	156,000	182,000
500,000	6,500	32,500	65,000	97,500	130,000	162,500	195,000	227,500
600,000	7,800	39,000	78,000	117,000	156,000	195,000	234,000	273,000
700,000	9,100	45,500	91,000	136,500	182,000	227,500	273,000	318,500
800,000	10,400	52,000	104,000	156,000	208,000	260,000	312,000	364,000
900,000	11,700	58,500	117,000	175,000	234,000	242,500	351,000	409,500
1,000,000	13,000	65,000	130,000	195,000	260,000	325,000	390,000	455,000
1,100,000	14,300	71,500	143,000	214,500	286,000	357,500	429,000	500,500

TABLE 2

Average of Five	Years of Officer Service in Excess of Five
Highest Years of
Compensation	1	5	10	15

$200,000	$6,100	$30,500	$61,000	$91,500
300,000	9,150	45,750	91,500	137,250
400,000	12,200	61,000	122,000	183,000
500,000	15,250	76,250	152,500	228,750
600,000	18,300	91,500	183,000	274,500
700,000	21,350	106,750	213,500	320,250
800,000	24,400	122,000	244,000	366,000
900,000	27,450	137,250	274,500	411,750
1,000,000	30,500	152,500	305,000	457,500

   Estimated annual benefits are based upon the assumption that the employee remains in the service of Standard Register until age 62. At age 62, the employee qualifies for the maximum retirement percentage benefit. Retirement before age 62 will result in actuarially reduced benefits. The estimated annual benefits are taxable income but are not subject to any deduction for social security benefits. No additional benefit can be earned from the Officers’ Supplemental Non-Qualified Plan after the sixteenth year of officer service.

   The table below shows the average of the highest five years of total compensation and the years of service and officer service for each executive officer listed in the Summary Compensation Table.

TABLE 3

	Average of
	the Highest Five	Years of	Years of
	Years of	Credited	Officer
Name	Total Compensation	Service	Service

Craig J. Brown	550,500	26	14
Peter A. Dorsman	436,690	4	5
Paul H. Granzow	401,451	16	16
Dennis L. Rediker	376,231	0	0
Harry A. Seifert	437,122	34	14

Stock Option Tables

   Options to purchase common stock of Standard Register for each executive officer listed in the Summary Compensation Table are as follows:

Option Grants During 2000

					Potential Realizable
					Value at Assumed
					Annual Rates of
		% of			Stock Price
	Number of	Total Options			Appreciation for
	Shares Underlying	Granted to	Exercise		Option Term
	Options	Employees in	Price	Expiration
Name	Granted	2000	(per share)	Date	5%	10%

Craig J. Brown	5,000		15.44	2/16/10	48,551	123,037
	45,000	5.5%	12.63	12/13/10	357,432	905,804
Peter A. Dorsman	15,000		15.44	2/16/10	145,652	369,111
	63,000	8.5%	12.63	12/13/10	500,405	1,268,125
Paul H. Granzow	5,000	.05%	15.44	2/16/10	48,551	123,037
Dennis L. Rediker	16,870	.2%	12.00	11/1/10	127,313	322,637
Harry A. Seifert	5,000		15.44	2/16/10	48,551	123,037
	13,500	.2%	12.63	12/13/10	107,230	271,741

   Options to purchase common stock of Standard Register exercised in 2000 for each executive officer listed in the Summary Compensation Table are as follows:

Aggregated Option Exercises in 2000

And Year-End Option Values

			Number of	Value of
			Shares Underlying	Unexercised
			Unexercised	In-the-Money
			Options	Options
	Shares		at 12/31/00	at 12/31/00
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise	Realized	Unexercisable	Unexercisable

Craig J. Brown	0	0	65,000/75,000	0/0
Peter A. Dorsman	0	0	57,800/101,200	0/0
Paul H. Granzow	0	0	49,000/16,000	0/0
Dennis L. Rediker	0	0	0/16,870	0/0
Harry A. Seifert	0	0	34,000/24,500	0/0

AUDIT COMMITTEE REPORT

   The Audit Committee is responsible for monitoring and assuring the integrity of Standard Register’s financial reporting process. It accomplishes this function by assessing the internal accounting and auditing practices of the company, and the independent auditor’s fulfillment of its role in the financial reporting process. The board of directors adopted a written charter for the Audit Committee in April 2000 further describing the role of the Committee. A copy of the charter is appended to this Proxy Statement.

   During 2000, the Audit Committee reviewed interim quarterly financial statements with management and the independent auditors. This review was conducted prior to filing of the company’s 10-Q reports containing the respective interim quarterly financial statements. In addition, the Committee reviewed and discussed the 2000 year-end audited financial statements with executive management, including the chief financial officer, and the independent auditors. This review took place prior to publication of the audited financial statements in the 10-K filing and annual report to shareholders. Each review was conducted with the understanding that management is responsible for preparing the company’s financial statements and the independent auditors are responsible for examining the statements.

   In further discharge of its responsibilities, the Audit Committee met with the independent auditors, both in the presence of management and privately. The Committee and independent auditors discussed those matters described in Statement of Auditing Standards No. 61, “Communication with Audit Committee.” These discussions included review of the scope of the audit performed with respect to the company’s financial statements. The company’s internal auditor also met with the Committee to review the effectiveness of the company’s internal controls and the internal auditor’s responsibilities in that regard. These discussions included management and the independent auditors where advisable.

   The Audit Committee received the independent auditor’s written statement required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” This written statement described any relationships between the independent auditors and the company that may reasonably be thought to bear on independence. Following receipt of this written statement and discussions of the matters described in it, the Committee was satisfied as to the auditor’s independence.

   Based upon the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in the company’s annual report on form 10-K, for fiscal year ending December 31, 2000, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment of the independent auditors and the board of directors concurred in this recommendation.

AUDIT FEES

   Total fee for audit-related services for 2000 was $500,000.

   There were no non-audit related services performed by the independent auditors in 2000, and therefore, no fees attributable to such non-audit related services for 2000.

The Audit Committee:

J. J. Schiff, Jr.(Chairman)
F. David Clarke, III
Ann Scavullo

COMPENSATION COMMITTEE REPORT

   The Compensation Committee of the Board of Directors is composed solely of independent directors, none of whom has any interlocking relationships with Standard Register that are subject to disclosure under the rules of the SEC relating to proxy statements. The Compensation Committee has the overall responsibility for determining specific compensation levels for executive officers and bonuses for executive officers and certain other employees. The Compensation Committee administers Standard Register’s 1995 Stock Option Plan (the “Stock Option Plan”) as approved by the shareholders on April 17, 1996, and Management Incentive Compensation Plan (“Incentive Plan”) as approved by the shareholders on April 16, 1997.

   The Compensation Committee’s goal is to establish an executive compensation program that enhances Standard Register’s overall fundamental objective of providing value for its shareholders. The Compensation Committee believes that the interests of management and shareholders can be more closely aligned by providing executives with competitive levels of compensation that will enable Standard Register to attract and retain executives with the highest qualifications and by tying executive pay to overall corporation performance. The compensation system developed over the years by the Committee has been designed so that a relatively high percentage of total compensation is incentive-based. The Stock Option Plan is designed to base a portion of the executives’ compensation upon the market performance of Standard Register’s stock. The Incentive Plan is designed to provide a significant and flexible economic opportunity to executive officers and key employees of Standard Register as a reflection of their individual and group contributions to the success of Standard Register.

   All executive compensation for 2000 was fully deductible for federal income tax purposes.

Base Compensation

   Executive officers’ salaries are reviewed and approved annually by the Compensation Committee. A minimum, mid-point and maximum salary range was established for each executive officer based on a review of competitive industry practices and job responsibilities. Factors that determine the salary within the range include level of experience and job performance; job performance is judged on both a subjective and objective basis, the latter measured against objectives agreed upon at the outset of the year.

   The general objective of the Compensation Committee is to set the executive officers’ base salaries at levels that are competitive with the 50th percentile of three comparator groups. The comparator groups include (1) proxy peers consisting of Moore Corp., Reynolds & Reynolds and Wallace Computer Services, (2) related industry peers consisting of the proxy peers plus six related-industry companies, and (3) same-size general industry peers consisting of 32 similar size companies. The 2000 base salaries of Standard Register’s five highest paid executive officers were all below that of the proxy peer group average and on par with or below the 50th percentile levels of the related-industry peer group and the same size general industry peer group.

   In 2000, certain executive officer salaries were increased within the established ranges.

   The foregoing process resulted in the base salaries as disclosed in the Summary Compensation Table for each Executive Officer named in the Summary Compensation Table.

Incentive Compensation

   The Compensation Committee administers the Incentive Plan which became effective January 1, 1997. 14 employees were covered by the Incentive Plan in 2000. The Committee selects the participants, determines the amount and terms of each incentive award and decides whether the award shall be made available in cash, Standard Register stock, or a combination of the two.

   Incentive awards to the Incentive Plan participants are subject to objective performance goals established by the Compensation Committee. These goals are based upon one or more of the following: earnings per share, market share, stock price, sales, reduction of cost, net operating income, cash flow, retained earnings, return on capital, return on equity, return on assets, results of customer satisfaction surveys, aggregate product price and other product price measures, and operating and maintenance cost management. The Compensation Committee certifies to the board of directors each year the extent to which the performance objectives have been achieved.

   The Compensation Committee adopted performance goals and other criteria for awarding incentive compensation under the Incentive Plan for 2000. The Incentive Plan includes both a short-term and a long-term incentive compensation component.

   For 2000, the short-term incentive compensation component was tied to net income for the year 2000, exclusive of extraordinary items. The participants’ short-term incentive targets ranged from 40% to 75% of the participants’ base salaries, and the maximum payout under the short-term incentive compensation component was limited to two times the participant’s established target. If net income for the year equaled $65.7 million, the participants would earn 100% of their short-term incentive compensation targets, and if net income did not equal or exceed $49.3 million, no short-term incentive compensation would be earned. Since our 2000 net income did not equal or exceed $49.3 million, no short-term incentive compensation was paid to the participants for 2000 performance.

   The long-term incentive compensation component is based upon a three year rolling average return on capital. For 2000, the threshold to receive any payment under the long-term incentive compensation was a three year average of 1998, 1999 and 2000 return on capital of 8%, exclusive of extraordinary items; provided, however, each participant’s long-term incentive compensation for 2000 could not exceed two times such participant’s established compensation target. The participants’ long-term incentive compensation targets ranged from 45% to 100% of the participants’ base salaries. The return on capital threshold was attained in 2000 and long-term incentive compensation was paid to the Incentive Plan participants based upon the long-term incentive compensation targets which were assigned to the participants by the Committee and the 2000 performance goals and payout matrix approved by the Committee.

   The Executive Officers named in the Summary Compensation Table received long-term incentive awards under the Incentive Plan as disclosed in the Summary Compensation Table.

Stock Options

   The Compensation Committee also administers the Stock Option Plan which became effective October 19, 1995. Approximately 140 employees were granted options under the Stock Option Plan in 2000. The Stock Option Plan is another performance based component of Standard Register’s compensation program. The objective of the Stock Option Plan is to provide an incentive to Standard Register’s management to increase the long-term value of Standard Register’s common stock by granting stock options to motivate future performance by the executive officers and certain key employees of Standard Register. The Stock Option Plan also encourages participants to maintain a stock ownership position in Standard Register in order that their interests are aligned with those of Standard Register’s shareholders.

   The Compensation Committee determines the eligible employees, the timing of option grants, the number of shares granted, vesting schedules, option prices and duration and other terms of the stock options. All of the executives named in the Summary Compensation Table were granted stock options under the Stock Option Plan as disclosed in the Stock Option Tables. The Stock Option Plan provides that options may be granted either as incentive stock options or as non-qualified stock options. Options may be granted for varying periods of from one to ten years. Options do not become exercisable until one year from the date of grant. Thereafter, the right to exercise options vests in accordance with a schedule established at the time of grant, generally at a rate of 25% per year, cumulative to the extent not exercised in prior periods. The exercise price for incentive stock options must be at least 100% of the last sale price on the exchange on which the stock is trading on the last trading day prior to the date of grant with a further exception that incentive options granted to persons owning more than 10% of the outstanding voting securities of Standard Register be a least 110% of such sale price.

Chief Executive Officer Compensation

   Mr. Rediker became our Chief Executive Officer on June 2, 2000. His employment is subject to an employment agreement (see below).

Employment and Change of Control Agreement

   Standard Register and Mr. Rediker are parties to an employment agreement pursuant to which Mr. Rediker is employed by Standard Register as President and Chief Executive Officer. The term of the agreement is year-to-year and may be terminated by the Company without cause on 12 months notice or by Mr. Rediker without cause on six months notice. The Company may accelerate the date of any such without cause termination by paying Mr. Rediker (i) an amount equal to Mr. Rediker’s annual base salary, less any salary paid to Mr. Rediker for time worked between the date of notice of termination and the date of accelerated payment, and (ii) the amount of any approved but unpaid discretionary annual bonus. Under the employment agreement, Mr. Rediker is to be paid a base salary of not less than $670,000 per year and is entitled to participate in all Standard Register executive compensation plans, except the long-term component of the Management Incentive Compensation Plan. Also under the employment agreement Mr. Rediker received (i) a grant of 16,870 stock options which have an option price per share of $12.00 and vest ratably over a five year period, (ii) a grant of 118,373 restricted shares of Standard Register common stock, in lieu of participation in the long-term component of the Management Incentive Plan during the years 2000 through 2004, that vest ratably at the end of the third, fourth and fifth years of Mr. Rediker’s employment by Standard Register, and (iii) a grant of 50,466 restricted shares of Standard Register common stock that vest at the end of the third year of Mr. Rediker’s employment by Standard Register or at such earlier time as Mr. Rediker’s employment as President and Chief Executive Officer of Standard Register is terminated, unless such termination is for cause, in which case the grant is forfeited. Under the employment agreement, Standard Register will have “cause” to terminate Mr. Rediker’s employment if he commits (a) theft, fraud, embezzlement or similar behavior, (b) any material breach of the employment agreement, (c) a felony or act involving moral turpitude, or if Mr. Rediker refuses or neglects to comply with any lawful orders given to him by the board of directors.

   If a change of control of Standard Register occurs while Mr. Rediker is employed under the employment agreement and Mr. Rediker is not offered employment by any resultant business on terms materially as favorable as the terms of the employment agreement, then Mr. Rediker shall have the right to terminate his employment and be entitled to receive a payment equal to the payment he would be entitled to if Standard Register had terminated his employment without cause.

   Pursuant to the employment agreement, Standard Register and Mr. Rediker also entered into a supplemental retirement agreement pursuant to which Mr. Rediker upon retirement from Standard Register at age 60 or thereafter would be entitled to receive annual retirement income from Standard Register in an amount equal to fifty percent (50%) of the greater of (i) Mr. Rediker’s final annual base salary or (ii) $670,000, minus the amounts of annual retirement income Mr. Rediker is entitled to receive from (x) any other retirement income plan of Standard Register and/or (y) any retirement income plan of Mr. Rediker’s prior employer, ECC International, Inc., or any of its affiliates.

   The terms of Mr. Rediker’s employment agreement were negotiated and approved by the Compensation Committee.

The Compensation Committee:

F. David Clarke, III (Chairman)
Roy W. Begley, Jr.
Ann Scavullo
John Q. Sherman, II

PERFORMANCE GRAPH

   The following performance graph presents a comparison of the yearly percentage change in our cumulative total shareholder return on our common stock from December 31, 1995 to December 31, 2000. The yearly percentage change is calculated as follows:

   (i)  the sum of

(a) the cumulative amount of dividends, assuming dividend reinvestment during the periods presented, and

(b) the difference between our share price at the end and beginning of the periods presented is divided by

   (ii)  the share price at the beginning of the periods presented.

The yearly percentage change is then compared with Standard & Poor’s 400 Midcap Index, Standard & Poor’s 500 Index and Peer Group Index. The peer group consists of Moore Corporation, Ltd., The Reynolds & Reynolds Company, Wallace Computer Services, Inc., and Standard Register.

	1995	1996	1997	1998	1999	2000

Standard Register	1.00	1.66	1.82	1.66	1.08	0.85
S&P 400 Midcap	1.00	1.51	1.97	2.32	2.62	3.05
S&P 500 Index	1.00	1.61	2.11	2.68	3.20	2.87
Peer Group	1.00	1.32	1.26	1.15	0.97	0.91

PROPOSAL 3:  Selection of Auditors

   Each year, the shareholders decide who shall serve as independent auditors for Standard Register . The board of directors recommends that the firm of Battelle & Battelle LLP, Certified Public Accountants, who were our independent auditors last year, be retained.

   A representative of Battelle & Battelle LLP is expected to be present at the annual meeting. This representative will have an opportunity to make a statement to the shareholders and will be available to respond to appropriate questions.

   The majority of votes cast on this proposal must be in favor of it in order for the proposal to be approved.

   The board of directors recommends that you vote FOR the selection and retention of Battelle & Battelle LLP, Certified Public Accountants, as Standard Register’s independent auditors for the year 2001.

   The board of directors does not intend to present any other proposals for action by the shareholders at the annual meeting and has not been informed that anyone else intends to present any other proposal for action by the shareholders at the annual meeting.

OTHER MATTERS

Solicitation Expenses

   The company will pay the costs to solicit proxies. These costs include the expenses of brokers, custodians, nominees or fiduciaries incurred in forwarding the documents to their principals or beneficiaries. These are the only contemplated expenses of solicitation.

Shareholder Proposals for 2002 Annual Meeting

   Any proposal of a shareholder intended for inclusion in our proxy statement and proxy for the 2002 annual meeting of the shareholders, to be held on April 17, 2002, must be received by our Secretary at 600 Albany Street, Dayton, Ohio 45408, on or before November 20, 2001. The form of proxy we distribute for the 2002 annual meeting of shareholders may include discretionary authority to vote on any matter which is presented to the shareholders at the 2002 annual meeting (other than by management) if we do not receive notice of that matter at 600 Albany Street, Dayton, Ohio 45408, prior to February 5, 2002.

BY ORDER OF THE BOARD OF DIRECTORS

Kathryn A. Lamme
Corporate Vice President-Secretary
& Deputy General Counsel
Dayton, Ohio

AUDIT COMMITTEE CHARTER

   1.  General. The Audit Committee plays a critical role in the Company’s financial reporting system by overseeing and monitoring management’s and the independent auditors’ participation in the financial reporting process. The Board of Directors and the Audit Committee have the ultimate authority and responsibility to select, propose for shareholder approval, evaluate and, where appropriate, replace the independent auditors who are ultimately accountable to the Board of Directors and the Audit Committee.

   2.  Composition of Committee. The Audit Committee shall consist of at least three independent directors. As used herein, the term “independent director” shall have the same meaning and definition set forth in Section 303 of the New York Stock Exchange Listed Company Manual.

   3.  Qualifications of Committee Members. Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee must have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

   4.  Authority, Powers & Responsibilities. The Audit Committee shall have the following authority, powers and responsibilities:

4.1. To recommend each year to the Board of Directors the independent auditors to audit the annual financial statements of the Company and its consolidated subsidiaries and to review the fees charged for such audits or for special engagements given to such auditors.

4.2. To meet with the independent auditors, Chief Executive Officer, Chief Financial Officer, internal auditor and any other Company executives both individually and together, as the Committee deems appropriate at such times as the Committee shall determine, but not less than twice each year, to review:

(a) the terms of engagement for the independent auditors, the scope of the audit, and the procedures to be used;

(b) the Company’s quarterly and annual financial statements, including any related notes, and the independent auditors’ report, in advance of publication;

(c) the results of the external and internal audits, including the independent auditors’ management letter, and management’s responses thereto;

(d) the effectiveness of the Company’s system of internal controls, including computerized information systems and security;

(e) the environment (cooperation, restrictions, etc.) within which the audit was conducted including any limitations imposed by the Company’s personnel on the independent auditors;

(f) any significant risks or exposures and to assess the steps management has taken to minimize such risks to the Company, and assure compliance with Company policies;

(g) the overall adequacy of the Company’s programs, systems and procedures for compliance with legal and regulatory requirements and for assurance that the management and affairs of the Company are conducted with all due regard for ethical and legal constraints;

(h) any disputes between management and the independent auditors — and to attempt to resolve any such differences; and

(i) such other matters in connection with overseeing the financial reporting process and the maintenance of internal controls as the Committee shall deem appropriate.

4.3. To consult, at least annually with the independent auditors and, when appropriate, internal auditors out of the presence of management; to establish direct communication between the auditors and the Board and to assure the freedom of action necessary to accomplish their responsibilities.

4.4. To ensure that the independent auditors submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the independent auditors and the Company.

4.5. To actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and to recommend that the Board of Directors take appropriate action in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence.

4.6. To review major changes in accounting policies.

4.7. To review and reassess annually the adequacy of the Audit Committee Charter and propose any appropriate changes to the Board.

4.8. To initiate, at its discretion and with the approval of a majority of the entire Board, investigations within the parameters of the foregoing responsibilities; and for that purpose, to retain outside legal counsel, independent auditors, or any other such experts as it shall deem appropriate.

4.9. To review compliance with the Company’s code of conduct.

4.10. To report to the entire Board at such times as the Committee shall determine, but not less than twice a year.

   5.  Procedures. The procedures to be followed by the Audit Committee are as follows:

5.1. To act by a majority vote of Committee members present at a meeting and a majority of the entire Committee shall constitute a quorum at any meeting.

5.2. To keep minutes of the meetings of the Audit Committee through the use of the Secretary of the Company or, during his or her absence, such other person as may be designated by the Chairman of the Audit Committee.

5.3. To hold regularly scheduled meetings and such special meetings as the Audit Committee may from time to time deem necessary.

5.4. All contacts on behalf of the Audit Committee, outside of the regular or special meetings, shall be conducted only by either the Chairman of the Audit Committee or such other member of the Audit Committee as the Board of Directors or a majority of the entire membership of the Audit Committee may from time to time appoint for such purpose.

5.5. Subject to the required procedures above set forth, to adopt such other procedures as the Audit Committee deems advisable from time to time as are consistent with and pursuant to the objectives and functions of the Audit Committee hereinabove set forth.

The Standard Register Company

Annual Meeting of Shareholders

The Standard Register Company

600 Albany Street
Dayton, Ohio 45408

April 18, 2001

11:00 a.m. Eastern Daylight Savings Time

THE STANDARD REGISTER COMPANY

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — APRIL 18, 2001
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of The Standard Register Company (the “Company”) hereby appoints DENNIS L. REDIKER and PAUL H. GRANZOW (“Appointed Proxies”), each with full power to substitute or act alone, to vote, cumulatively or otherwise (the action of a majority of these present to control), with respect to all shares of stock of the undersigned in the Company at the Annual Meeting of Shareholders of the Company (“Annual Meeting”) to be held April 18, 2001, and any adjournments thereof, upon the matters listed on the reverse side hereof.

THE APPOINTED PROXIES WILL VOTE FOR EACH OF THE MATTERS SET FORTH ON THE REVERSE SIDE, WHICH ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT, UNLESS A CONTRARY CHOICE IS SPECIFIED ON THE REVERSE SIDE, IN WHICH CASE THE APPOINTED PROXIES WILL VOTE OR WITHHOLD IN ACCORDANCE WITH INSTRUCTIONS GIVEN.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the reverse side hereof. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

[X]	PLEASE MARK VOTES AS IN THIS EXAMPLE

THE STANDARD REGISTER COMPANY

Mark box at right if an address change or comment has been noted on the reverse side of this card.	[ ]

CONTROL NUMBER:
RECORD DATE SHARES:

Please be sure to sign and date this Proxy	Date

Shareholder sign here	Co-owner sign here

DETACH CARD

			For	Against	Abstain
1.	Proposal to fix and determine the number of Directors to be eight.		[ ]	[ ]	[ ]

			For All	With-	For All
			Nominees	hold	Except
2.	Election of Directors.		[ ]	[ ]	[ ]
A vote FOR includes discretionary authority (i) to cumulate votes selectively among the nominees and (ii) to vote for a substitute nominee if any of the nominees listed becomes unable or unwilling to serve.

	(01) ROY W. BEGLEY, JR.	(05) DENNIS L. REDIKER

	(02) F. DAVID CLARKE, III	(06) ANN SCAVULLO

	(03) PAUL H. GRANZOW	(07) JOHN J. SCHIFF, JR.

	(04) GRAEME G. KEEPING	(08) JOHN Q. SHERMAN, II

NOTE: If you do not wish your shares voted “For” a particular nominee, mark the “For All Except” box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

			For	Against	Abstain
3.	Proposal to approve Battelle & Battelle LLP, Certified Public Accountants, as the independent public accountants of the Company.		[ ]	[ ]	[ ]

4.	According to their best judgment on any and all matters as may properly come before the meeting or any adjournments thereof. The Board of Directors does not know of any matters to be brought before the Annual Meeting other than those described above.

DETACH CARD